CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is entered into this 16 day of February, 2006, by and between TraceGuard Technologies Ltd. ("TG IL" or the "Company") a company registered in Israel, having its principal place of business at 6 Ravnitzky Street, P.O. Box 4708, Segula Industrial Park, Petach Tikva, Israel and M.S. Materials Ltd., company No. 511360695, a company registered in Israel, having its principal place of business at 94 Igal Alon Street, Tel Aviv, Israel ("M.S.").


Whereas, TG IL is in the business of development, manufacture and production of products in the field of homeland security;

Whereas, TG IL desires to engage M.S to render it with  advisory and  consulting services through its employee Dr. Fredy Ornath (I.D. No. 026777284) ("Dr. Ornath") and M.S. has agreed to provide such services to TG IL, all as more fully described herein; and

Whereas, The Company and M.S. have reached an agreement that the services to be provided to the Company by M.S. shall be provided solely by Dr. Ornath, with respect to all of the Company's activities.

Now, therefore, the parties agree as follows:

1.    Effective Date; Engagement

      1.1. This Agreement shall enter into effect upon receipt of all approvals required under applicable law (the "Effective Date");

      1.2. TG IL shall engage M.S. and M.S. shall agree that as of the Effective Date, Dr. Ornath shall be engaged as the Chief Scientist of the Company and to hold itself available to render at the request of TG IL, at such dates and times as shall be mutually agreed between the parties from time to time, non-exclusive, independent advisory and consulting services, to the best of its ability, in compliance with all applicable laws and the terms and condition set forth herein.

      1.3. All consulting services shall be provided at all times solely by Dr. Ornath. For the term of this Agreement, and until otherwise agreed between the parties, M.S. shall dedicate such time equal to at least four (4) full working days (notifying in advance whether and when Dr. Ornath will be absent) for the provision of the consulting services and shall not, during the term of this Agreement, without providing the Company a prior written notice, be engaged, directly or indirectly, in any other business or professional activity that is competitive to the Company's activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

      1.4. Other than as expressly authorized by the Board of Directors of the Company, M.S. and/or Dr. Ornath shall have no authority and shall make no commitment or representation on behalf of TG IL without TG IL's prior written approval.

2.    Services

      Within the framework of this Agreement, M.S. shall render the following services to the Company through Dr. Ornath (the "Services"):

      2.1. Aid and consult TG IL and render it with technical and scientific advice and assistance, including but not limited to participation in experiments conducted by TG IL, overseeing experiments and participation in conferences and meetings on behalf of TG IL.

      2.2. Upon Company's request, serve as a member of any committee of the Board of Directors.

      2.3. Dr. Ornath shall devote such time and effort to the Services as the Company shall deem necessary and proper for the fulfillment of M.S. obligations hereunder.

      2.4. Dr. Ornath time commitment to attend meetings, consult on an ad-hoc basis and render the Services shall be such time equal to at least four (4) full working days (notifying in advance whether and when Dr. Ornath will be absent) as customary with respect to similar positions in the industry, at such times and places to be agreed between the parties.

      2.5. Dr. Ornath shall utilize the highest professional skill, diligence, ethics and care to ensure that all Services are performed to the full satisfaction of the Company and to provide the expertise required in connection with such services. M.S. acknowledges and agrees that the performance of the Services may require domestic and international travel.

      2.6. In rendering the Services, M.S. and anyone acting on its behalf, including Dr. Ornath shall comply with all policies and procedures of the Company, as may be in effect from time to time.

3.    Compensation

      For and in consideration of the Services to be performed by M.S., TG IL agrees to pay M.S. as follows:

      3.1. A monthly fee of $12,000 (Twelve Thousand U.S. Dollars) accompanied by VAT (as specified below), payable on a monthly basis with respect to the preceding month (the "Fee").

      3.2. TG IL agrees to reimburse M.S. for out of pocket expenses incurred by Dr. Ornath in connection with the rendering of the Services hereunder up to a total amount not to exceed $250 (Two Hundred Fifty U.S. Dollars) per month, provided that such expenses are against original receipts and pre-approved by TG IL in writing (the "Expenses").

      3.3. Payment of the Fee shall be made against M.S. itemized invoice within 30 days of receipt of the relevant invoice, which invoice shall be submitted to TG IL within 5 days of the end of each calendar month during the term of this Agreement, and shall be accompanied by VAT at the rate prescribed by law, subject to any set-offs or other deductions of any nature as required under any applicable law, unless M.S. provides TG IL with appropriate tax exemption documentation.

      3.4. For the avoidance of any doubt, the Fee, the Options (as defined in Exhibit A and subject to the terms thereof) and the aforementioned Expenses constitute the full and final consideration for the Services, and M.S. shall not be entitled to any additional consideration, of any form, for its services.

4.    Stock Options

      The Company and/or the Company's parent company ("TG US"), will grant to M.S. options to purchase shares of Common Stock of TG US upon the principal terms and conditions set forth Exhibit "A" attached hereto, constituting an integral part of this Agreement and in accordance with the terms and conditions of the Stock Option Plan that will be adopted by TG US.

5.    Reports

      5.1. Dr. Ornath shall submit to the CEO and the Board of the Company reports at such times as requested by the Company which shall set forth any information and data requested by the Company.

      5.2. In the event that Dr. Ornath participates in a conference on behalf of TG IL Dr. Ornath shall submit to TG IL a report on the subject of the conference within a week from participation therein, unless requested otherwise by Company.

6.    Confidentiality

      6.1. M.S. and/or Dr. Ornath (for the purpose of this Section and for the purpose of Sections 7 and 11, M.S. and Dr. Ornath shall be referred to together as "Consultant") shall not disclose or put to its own use, or to the use of any third party, any Proprietary Information (as hereinafter defined) of TG IL and/or TG US of which Consultant has been or hereafter becomes informed, whether or not developed by the Consultant.

            "Proprietary Information" shall mean confidential and proprietary information concerning the business and financial activities of TG IL and/or TG US or any of their affiliates, including, inter alia, TG IL's and/or TG US' product research and development, TG IL's and/or TG US' banking, investments, investors, properties, employees, marketing plans, customers, trade secrets, and test results, processes, data, know-how, improvements, inventions, techniques and products (actual or planned), whether documentary, written, oral or computer generated. However, excluded from the above definition with respect to Consultant's confidentiality undertaking is any information that Consultant has evidence that (i) is or shall become part of the public knowledge except as a result of the breach of Consultant's undertakings towards TG IL; (ii) reflects information and data generally known in the industries or trades in which TG IL operates; (iii) as shown by written records, is received by Consultant from a third party exempt from confidentiality undertakings towards TG IL; (iv) Consultant is compelled by court or government action pursuant to applicable law to disclose such information, provided, however, that Consultant provides TG IL prompt notice thereof so that it may seek a protective order or other appropriate remedy, after providing TG IL with written notice.

      6.2. Consultant will use the Proprietary Information solely to perform the Services for the benefit of the Company. Consultant shall treat all Proprietary Information with the same degree of care as the Consultant accords to its own confidential and/or proprietary information, and the Consultant represents that it uses best efforts to protect its own confidential and/or proprietary information.

      6.3. Upon termination of its engagement with TG IL, Consultant will in due course deliver to TG IL all documents and materials of any nature pertaining to its engagement with TG IL.

      6.4. Consultant recognizes that TG IL and/or TG US received and will receive confidential and/or proprietary information from third parties subject to a duty on the part of TG IL and/or TG US to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during its engagement and after its termination, the Consultant undertakes to keep and hold all such information in strict confidence and trust, and it will not use or disclose any of such information without the prior written consent of TG IL, except as may be necessary to perform its duties hereunder and consistent with TG IL and/or TG US agreement with such third party (as applicable). Upon termination of its engagement with TG IL, the Consultant shall act, with respect to such information, as set forth in Section 6.2 and 6.3, mutatis mutandis.

      6.5. Consultant's undertakings under this Section 6 shall remain in full force and effect after termination or expiration of this Agreement or of any renewal thereof for a period of seven (7) years thereafter.

7.    Intellectual Property Rights

      7.1. Consultant shall disclose promptly to TG IL or its nominee, any and all inventions, designs, original works of authorship, formulas, concepts, techniques, processes, formulas, trade secrets, discoveries and improvements resulting, directly or indirectly, from the Services and/or conceived or made by the Consultant or anyone on its behalf in the course of providing TG IL with the Services during the term of this Agreement (the "Intellectual Property"), and hereby assigns and agrees to assign to TG IL or its nominee all its interest, except for moral rights, in any Intellectual Property. Consultant agrees to assist TG IL or its nominee, as instructed by TG IL in every proper way to obtain and enforce patents, copyrights, mask work rights, and other legal protections for the Intellectual Property in any and all countries. Whenever requested to do so by TG IL, Consultant will execute any documents that TG IL or TG US may reasonably request for use in obtaining or enforcing or extending or renewing such patents, copyrights, mask work rights, trade secrets and other legal protections. The obligations in this Section 7 shall be binding upon Consultant's assigns, executors, employees, officers, administrators and other legal representatives.

      7.2. Consultant agrees that all the Intellectual Property is work made for hire and will be the sole and exclusive property of TG IL or TG US, at TG IL's sole discretion. All Intellectual Property, which shall be reduced to practice during and/or within twelve (12) months after termination of this Agreement, shall be deemed to have been invented during the term of this Agreement, unless otherwise proved by the Consultant.

      7.3. Consultant's undertakings under this Section 7 shall remain in full force and effect after termination of this Agreement or any renewal thereof. TG IL shall compensate the Consultant at a reasonable rate, for time or expenses actually spent by him, at TG IL's request, for such assistance after termination of this Agreement.

8.    Term and Termination

      8.1. The term of this Agreement shall be thirty six (36) months commencing on the Effective Date, unless and until terminated by Company for any reason, as provided in Section 8.2 hereunder.

      8.2. After a period of no less than twenty four (24) months commencing on the Effective Date, this Agreement may be terminated by either party, at any time, without any further obligation under this Agreement to the other party and/or any one on its behalf (other than those obligations surviving termination or expiration hereof), by ninety (90) days prior written notice, unless terminated as a result of a material breach, in which case this Agreement may be terminated by either party upon fourteen (14) days prior written notice to the other party if such a breach was not cured during the fourteen (14) days period.

9.    Assurances; No Conflict

      9.1. M.S. hereby warrants, represents and confirms to TG IL that on the date hereof it and Dr. Ornath are free to be engaged by TG IL upon the terms contained in this Agreement and that there are no engagements, contracts, consulting contracts or restrictive covenants preventing full performance of its duties hereunder.

      9.2. M.S. hereby further represents warrants and confirms that nothing in this Agreement conflicts with any of M.S. and/or Dr. Ornath`s current affiliations or other current relationships with any other entity.

      9.3. Without derogating from any of the provisions of this Section 9, M.S. represents and warrants that it and/or Dr. Ornath currently render consulting services to and/or is engaged by the entities listed on Exhibit "B" hereto and that nothing in this Agreement conflicts with any of M.S. and/or Dr. Ornath relationships with any of such entities. During the term of this Agreement M.S. shall promptly notify TG IL in writing of any additional entity that it shall render consulting services to and/or engage with.

      9.4. The Services performed hereunder will not be conducted on time that is required to be devoted by M.S. to any other third party. M.S. shall not use the funding, facilities and resources of any third party to perform the Services hereunder and shall not perform the Services hereunder in any manner that would give any third party rights to produce such work. Nothing done in M.S. work for any third party shall be considered part of the Services performed hereunder and M.S. shall not use, directly or indirectly, the funding, facilities and resources of the Company with respect to its engagement with any third party.

10.   Business Opportunities

      Consultant shall be obligated to offer the Company the right of first negotiation for any business opportunity that comes to it, in the field of homeland security (the "Business Opportunity"). In the event the Company does not exercise its right to exploit a certain Business Opportunity within three (3) months, Consultant shall be free to do so in any manner it deems fit as long as Consultant fulfilles its obligations under this Agreement.

11.   Competitive Activity; Non-Solicitation

      11.1. M.S. and/or Dr. Ornath will not, as long as M.S. provides services to TG IL hereunder and for a period of 24 (Twenty Four) months thereafter, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, corporate officer, director, consultant, licensor or in any other capacity whatsoever engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities which are in direct competition with products or services offered by TG IL at the prevailing time or in direct competition with any research and development efforts in connection with TG IL intended products and services at the prevailing time without TG IL prior consent.

      11.2. During  the Term of this  Agreement  and for a period of 24  (twenty four) months thereafter, M.S. and/or Dr. Ornath will not solicit or induce any employee, advisor, contractor or customer of the Company to terminate or breach any employment, contractual or other relationship with the Company.

12.   Independent Contractor

      12.1. M.S. agrees and acknowledges that it is performing the Services hereunder as an independent contractor and that no employer-employee relationship exists or will exist between either M.S. or anyone on its behalf, including Dr. Ornath and the Company, and/or its affiliates or investment portfolio companies.


      12.2. If, despite the parties' explicit intent as reflected in this agreement, a competent court determines the existence of an employer-employee relationship between either the Company and M.S. or the Company and Dr. Ornath and decides that M.S. or Dr. Ornath are entitled to payments and/or other benefits in connection with such employment relationship, then the following shall apply:

             12.2.1. The gross salary that M.S. and/or Dr. Ornath would have been entitled to receive as an "employee" of the Company during the term of this Agreement shall be calculated as being equivalent to 70 % of the Fee; and

             12.2.2. The remaining 30% of the Fee (the "Extra Payments") shall be returned by M.S. and/or Dr. Ornath (as applicable) to the Company. The Company shall be entitled to set off the Extra Payments against any payment and/or benefit that the Company shall be obliged, if obliged, to pay M.S. as a result of, or pursuant to, any such court decision and/or this Agreement and/or applicable law; and

             12.2.3. M.S. and Dr. Ornath, jointly and severally, shall indemnify the Company and hold it harmless from any loss or damage incurred by the Company as a result of, or in connection with, such court decision, including reasonable expenses and legal fees.

      12.3. Dr. Ornath shall also take upon himself, personally, the above, by signing at the end of this Agreement.

      13.   Miscellaneous

      13.1. M.S. shall not assign this agreement or any of its rights and privileges hereunder, whether voluntarily or by operation of law, to any person, firm or corporation without the prior written consent of TG IL.

      13.2. Without derogating Section 12 above, M.S. acknowledges and agrees that the relationship intended by this agreement is that of an independent contractor and not that of an employee, agent or representative of TG IL. M.S. shall be solely responsible for the payment of any taxes, including all business taxes arising out of the M.S. activities.

      13.3. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other arrangement, understanding or agreement, verbal or otherwise, shall be binding upon the parties hereto. This Agreement may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

      13.4. No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or non-performance by either party of any of the terms or conditions hereof.

      13.5. If any term or provision of this Agreement shall be declared invalid, illegal or unenforceable, then such term or provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such term or provision and if such term or provision shall be unreasonable to enforce to any extent, such term or provision shall be severed and all remaining terms and provisions shall be unaffected and shall continue in full force and effect.

      13.6. Any notice from one party to the other shall be effectively served if sent in writing by recorded delivery to the address of the receiving party as stated in the preamble to this agreement, unless said party informs the other party in writing on a change of address.

IN WITNESS WHEREOF, THE PARTIES HAVE HEREUNTO SET THEIR HAND UPON THE DATE FIRST ABOVE WRITTEN.



     -----------------------------                   ----------------------
     TRACEGUARD TECHNOLOGIES LTD.                    M.S.   MATERIALS LTD.
     By:  /s/ Meir Zucker                            By:  Dr. Fredy Ornath
          ---------------                                 ----------------
     Its: /s/ President & CEO                        Its: General Manager
          -------------------                             ---------------





I, the undersigned, Dr. Fredy Ornath, residing at 12 Beit Zuri Street, Tel Aviv, Israel, hereby represent and warrant, and undertake, that I fully agree to the provisions of this Agreement (including Sections 1.2, 1.3, 6, 7, 10, 11 and 12 hereinabove), as if made by myself and I undertake to comply with all such provisions.

Signed on February 16, 2006


/s/ Dr. Fredy Ornath
----------------------
Dr. FREDY ORNATH

                                    EXHIBIT A
                                    ---------


                           PRINCIPLE TERMS OF OPTIONS
                           --------------------------



1. Number of Options. Subject to the receipt of all consents required under applicable law, M.S. shall be entitled to receive options for the purchase of common stock of TG US, par value $0.01 each (the "Options"), as follows:

      1.1. M.S. will be entitled to receive Options for the purchase of 1,200,000 (One Million Two Hundred Thousand) shares of common stock of TG US, par value $0.01 each, according to the terms and conditions set forth in the Company's Employee Stock Option Plan to be adopted by TG US. The exercise price of such Options shall be as approved by TG US with respect to other employees and consultants of TG US and/or the Company at this time, at its sole discretion, but not less than seventy US Cents ($0.70).

      1.2. Upon the receipt of the approval/certificate of the Israeli Security Agency and/or the US Transportation Security Administration (TSA) to the CarrySafe - M.S. shall receive additional Options for the purchase of 1,200,000 (One Million Two Hundred Thousand) shares of common stock of TG US, par value $0.01 each, at an exercise price of US$1.00 (One U.S. Dollar). These Options shall be fully vested and exercisable for a period of three (3) years commencing on the date of their grant and shall expire immediately thereafter;

      1.3. Upon the receipt of a purchase order for equipment in an aggregate amount of 1,000,000$ (One Million U.S. Dollars) during 1 (One) calendar year and/or entering into a Strategic Agreement (as defined below) - M.S. shall receive additional Options for the purchase of 1,200,000 (One Million and Two Hundred Thousand) shares of common stock of TG US, par value $0.01 each, at an exercise price of US$1.50 (One U.S. Dollar and Fifty Cents). These Options shall be fully vested and exercisable for a period of three (3) years commencing on the date of their grant and shall expire immediately thereafter;

      For the purpose of this Section a "Strategic Agreement" means a Meaningful Partnership (as defined herein) with one of the companies listed in Exhibit "C" or a similar transaction, as determined by the Company, at its sole discretion.; and a "Meaningful Partnership" means a joint venture with one of the companies listed in Exhibit C in which such company invests an amount of at least US$ 10,000,000 (Ten Million U.S. Dollars) in such joint venture or a an agreement with such company that it is anticipated by the Company to generate revenues to TG IL of at least US$ 10,000,000 (Ten Million U.S. Dollars) over a period of 5 (Five) years.

      1.4. Upon the Company's achieving a gross profits of US$ 2,000,000 (Two Million U.S. Dollars), according to the audited financial statements of the Company (a "Profit") - M.S. shall receive additional Options to purchase 1,500,000 (One Million Five Hundred Thousand) shares of common stock of TG US, par value $0.01 each, at an exercise price of US$1.75 (One U.S. Dollar and Seventy Five Cents). These Options shall be fully vested and exercisable for a period of three (3) years commencing on the date of their vesting and shall expire immediately thereafter.

      2. General Term of Options. Without derogating the aforesaid, if the Employees Incentive Stock Option Plan that shall be adopted by TG US includes additional provisions related to expiration of Options, such provisions shall also apply with respect to the Options granted to M.S. under Section 1.1 of this Exhibit.

      3. Tax. All options will be granted to M.S. under Section 3(i) of Israeli Internal Revenue Ordinance.

                                    EXHIBIT B
                                    ---------

         ENTITIES TO WHICH DR. ORNATH AND/OR M.S. ARE PROVIDING SERVICES
         ---------------------------------------------------------------


----------------------------  -------------------------  ---------------------------------  ------------------
Company Name                  Status of Engagement       Anticipated Termination of         Signature  of  Dr.
                                                         Engagement                         Ornath
----------------------------  -------------------------  ---------------------------------  ------------------


----------------------------  -------------------------  ---------------------------------  ------------------


----------------------------  -------------------------  ---------------------------------  ------------------


----------------------------  -------------------------  ---------------------------------  ------------------


----------------------------  -------------------------  ---------------------------------  ------------------


----------------------------  -------------------------  ---------------------------------  ------------------

                                    EXHIBIT C


                               STRATEGIC ENTITIES

      1)    GE

      2)    Smits Detection

      3)    L3

      4)    Boeing

      5)    Siemens

      6)    Lockheed Martin

      7)    Northrop Grumman Corp.

      8)    Rapsican

      9) Any company that conducts significant business in the United States with sales exceeding an amount of US$ 100,000,000 (One Hundred Million U.S. Dollars) to the homeland security market.